Exhibit 10.2

[_________]1

To:

Seagate HDD Cayman

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Attention:     Katherine E. Schuelke

Telephone No.:  353-1234-3136

Email:      kate.schuelke@seagate.com

and

Seagate Technology Holdings public limited company

38/39 Fitzwilliam Square

Dublin 2

Ireland

D02 NX53

Attention:     Katherine E. Schuelke

Telephone No.:  353-1234-3136

Email:      kate.schuelke@seagate.com

From:	[__________]

Re:	[Base][2][Additional][3] Capped Call Transaction

Ref. No:	[__________][4]

Date:	[__________], 2023

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [___________] (“Dealer”) and Seagate HDD Cayman (“Counterparty”). Seagate Technology Holdings public limited company (“PubCo”) is also a party to this Confirmation in its limited capacity as set forth herein. This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. As used in this Confirmation, the word “will” shall be construed to have the same meaning as “shall.”

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case, as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern and in the event of any inconsistency between terms defined in the Equity Definitions and this Confirmation, this Confirmation shall govern.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the Trade Date (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), [(ii) the election of an executed guarantee of [__________] (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Schedule 1 as a Credit Support Document, (iii) the election of Guarantor as Credit Support Provider in relation to Dealer and (iv)]5

[1]	Include Dealer name, address and logo
[2]	Include for base call option.
[3]	Include for additional call option.
[4]	If applicable to Dealer
[5]	Include if Dealer is not the highest rated entity in group, typically from Dealer Parent.

[and (ii)] the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer, (a) with a Threshold Amount” of 3% of the shareholders’ equity of [Dealer][Dealer’s ultimate parent (“Dealer Parent”)]6 on the Trade Date, (b) “Specified Indebtedness” having the meaning set forth in Section 14 of the Agreement, except that it shall not include any obligation in respect of deposits received in the ordinary course of Dealer’s banking business, (c) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, and (d) the following sentence shall be added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the relevant party to make payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or PubCo, as the case may be, or any confirmation or other agreement between Dealer and Counterparty or PubCo, as the case may be, pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty or PubCo, as applicable, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty or PubCo, as the case may be, are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	[__________], 2023

Effective Date:	[__________], 2023, or such other date as agreed by the parties in writing, subject to Section 8(k) of this Confirmation.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in Annex A to this Confirmation. The exercise, valuation and settlement of the Transaction will be effected separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	“European”, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The ordinary shares, par value USD 0.00001 per share, of PubCo (Exchange symbol “STX”).

Number of Options:	For each Component, as provided in Annex A to this Confirmation.[7]

[6]	Include as applicable.
[7]

For the base capped call, the total should be equal to (i) the number of Exchangeable Notes in principal amount of $1,000 initially issued on the closing date for the Exchangeable Notes (excluding any Exchangeable Notes sold pursuant to the option to purchase additional Exchangeable Notes) multiplied by (ii) the initial exchange rate multiplied by (iii) the Dealer’s applicable percentage allocation of the capped call (if less than 100%). For the additional capped call, the total should be equal to (i) the number of additional Exchangeable Notes in principal amount of $1,000 multiplied by (ii) the initial exchange rate multiplied by (iii) the Dealer’s applicable percentage allocation of the capped call (if less than 100%).

Option Entitlement:	One Share per Option

Strike Price:	USD [_____]

Cap Price:	USD [_____]; provided that in no event shall the Cap Price be reduced to an amount less than the Strike Price in connection with any adjustment by the Calculation Agent under this Confirmation.

Number of Shares:	As of any date, a number of Shares equal to the product of (i) the Number of Options and (ii) the Option Entitlement.

Premium:	USD [_____] (of which USD 1,000 shall be allocable to and consideration for those elements of the Transaction that (at the times and in the circumstances specified in this Confirmation) provide for physical delivery of Shares by the Dealer); Dealer and Counterparty hereby agree that notwithstanding anything to the contrary herein or in the Agreement, following the payment of the Premium, in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) occurs or is designated with respect to the Transaction and, as a result, Counterparty owes to Dealer the amount calculated under Section 6(d) and Section 6(e) or otherwise under the Agreement or (b) Counterparty owes to Dealer, pursuant to Sections 12.2, 12.3, 12.6, 12.7, 12.8 or 12.9 of the Equity Definitions or otherwise under the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Premium Payment Date:	The Effective Date

Exchange:	The Nasdaq Global Select Market

Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.

Procedures for Exercise:

Expiration Time:	The Valuation Time

Expiration Date:	For any Component, as provided in Annex A to this Confirmation (or, if such date is not a Scheduled Valid Day, the next following Scheduled Valid Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Valid Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that in no event shall the Expiration Date be postponed to a date later than the Final Termination Date and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Relevant Price for such Expiration Date that occurs on the Final Termination Date and is a Disrupted Day shall be the prevailing market value per Share determined by the Calculation Agent in a good faith and commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine in a good faith and commercially reasonable manner that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make commercially reasonable adjustments to the Number of Options for the relevant Component for which such day shall be the Expiration Date, shall designate the Scheduled Valid Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Options for such Component and may determine the Relevant Price in a commercially reasonable manner based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Valid Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Valid Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Valid Day is scheduled following the date hereof, then such Scheduled Valid Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Termination Date:	[_____], 2028[8]

Automatic Exercise:	Applicable, which means that the Number of Options for the relevant Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time such Component is In-the-Money, unless Buyer notifies Seller (in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur with respect to such Component, in which case Automatic Exercise will not apply with respect to such Component. “In-the-Money” means, in respect of any Component, that the Relevant Price on the Expiration Date for such Component is greater than the Strike Price for such Component.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in a good faith and commercially reasonable manner.

Valuation Date:	For any Component, the Expiration Date therefor.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

[8]	This represents the 80th scheduled trading day immediately following the last Expiration Date.

Settlement Terms:

Settlement Method Election:

Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by replacing the words “or Physical Settlement” in the sixth and seventh lines thereof with the words “Net Share Settlement or Combination Settlement”, (b) Counterparty must make a single irrevocable election for all Components and (c) if Counterparty is electing Cash Settlement or Combination Settlement, such Settlement Method Election shall be effective only if PubCo represents and warrants to Dealer in writing on the date of such Settlement Method Election that (i) PubCo is not in possession of any material non-public information regarding Issuer or the Shares, and (ii) such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

If Counterparty is electing Combination Settlement, Counterparty shall also specify the percentage of the consideration due upon settlement of Transaction payable in cash (the “Cash Percentage”) in the notice specifying its election of Combination Settlement.

Without limiting the generality of the foregoing, PubCo acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder in respect of such election.

Electing Party:	Counterparty

Settlement Method Election Date:	The second Scheduled Valid Day prior to the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:

With respect to any Component, if Net Share Settlement is applicable to the Options exercised or deemed exercised hereunder, Dealer will deliver to PubCo, on the Settlement Date, a number of Shares (the “Net Share Settlement Amount”) equal to (i) the Daily Option Value on the Expiration Date of such Component divided by (ii) the Relevant Price on such Expiration Date, for acquisition by PubCo as a redemption in accordance with Article 12 of its constitution, which shall thereafter be cancelled by PubCo.

Dealer will pay to PubCo cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the Expiration Date of such Component.

Counterparty will have no right to directly acquire or receive Shares under this Confirmation, to participate in any Net Share Settlement, or to acquire a Combination Settlement Share Amount, all of which shall be exclusive entitlements of PubCo.

Cash Settlement:	With respect to any Component, if Cash Settlement is applicable to the Options exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the Settlement Date, an amount of cash (the “Cash Settlement Amount”) equal to the Daily Option Value on the Expiration Date of such Component.

Combination Settlement:

With respect to any Component, if Combination Settlement is applicable to the Options exercised or deemed exercised hereunder:

(i) Dealer will pay to Counterparty on the Settlement Date an amount of cash equal to the product of (A) the Cash Percentage and (B) the Daily Option Value on the Expiration Date of such Component; and

(ii)  Dealer will deliver to PubCo on the Settlement Date a number of Shares (the “Combination Settlement Share Amount”) equal to the product of (A) 100%, minus the Cash Percentage and (B) (1) the Daily Option Value on the Expiration Date of such Component divided by (2) the Relevant Price on such Expiration Date, for acquisition by PubCo as a redemption in accordance with Article 12 of its constitution, which shall thereafter be cancelled by PubCo.

Dealer will pay to PubCo cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the Expiration Date of such Component.

Daily Option Value:	For any Component, an amount equal to (i) the Number of Options in such Component, multiplied by (ii) the Option Entitlement, multiplied by (iii) (A) the lesser of the Relevant Price on the Expiration Date of such Component and the Cap Price, minus (B) the Strike Price on such Expiration Date; provided that if the calculation contained in clause (iii) above results in a negative number, the Daily Option Value for such Component shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close or be closed in the State of New York.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “STX <equity> AQR” (or its equivalent successor if such page is not available) (the “VWAP”) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a good faith and commercially reasonable manner using, if practicable, a volume-weighted average method substantially similar to the method for determining the VWAP). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Date:	For all Components of the Transaction, the date one Settlement Cycle immediately following the Expiration Date for the Component with the latest Expiration Date.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settlement or Combination Settlement, as the case may be.”

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to PubCo shall be, upon delivery, subject to restrictions, obligations and limitations arising from PubCo’s status as issuer of the Shares under applicable securities laws and (ii) any Shares delivered to PubCo may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the parties agree that (x) open market Share acquisitions by PubCo at prevailing market prices and (y) Share acquisitions by PubCo through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions (including, without limitation, any discount to average VWAP prices) that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares shall not be considered Potential Adjustment Events, in each case, to the extent that, after giving effect to such transactions, the aggregate number of Shares acquired during the term of the Transaction pursuant to all transactions described in clauses (x) and (y) above would not exceed 15% of the number of Shares outstanding as of the Trade Date, as determined by the Calculation Agent and as adjusted by the Calculation Agent to account for any subdivision or combination with respect to the Shares.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or their respective successors),” and (b) the following phrase shall be inserted immediately prior to the period: “and (iii) of a corporation organized or incorporated under the laws of Ireland, the United States, any State thereof or the District of Columbia or the Cayman Islands (as applicable) that (x) also becomes Issuer under the Transaction or (y) agrees to be subject to Sections 8(d) and 8(e) of the Confirmation governing the Transaction, in either case, following such Merger Event or Tender Offer”.

Merger Events:	Applicable

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that the Calculation Agent may elect Component Adjustment for all or part of the Transaction.

Tender Offer:	Applicable; provided that the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “greater than 15% and less than 100% of the outstanding Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the words “whether within a commercially reasonable (as determined in good faith by the Calculation Agent) period of time prior to or after the Announcement Event” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall, in good faith and a commercially reasonable manner, determine whether the relevant Announcement Event has had a material economic effect on the Transaction and, if so, shall adjust the Cap Price accordingly to take into account such economic effect on one or more occasions on or after the date of the Announcement Event up to, and including, the final Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative with any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement; provided that upon the Calculation Agent making an adjustment, determined in a commercially reasonable manner, to the Cap Price upon any Announcement Event, then the Calculation Agent shall make an adjustment to the Cap Price upon any announcement regarding the same event that gave rise to the original Announcement Event regarding the abandonment of any such event to the extent necessary to reflect the economic effect of such subsequent announcement on the Transaction; provided further that in no event shall the Cap Price be adjusted to be less than the Strike Price. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement (whether by Issuer, a subsidiary, affiliate, agent or representative of Issuer or a Valid Third Party Entity (any such person or entity, a “Relevant Party”)) of any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, or the public announcement by Issuer of any intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Issuer of an intention by Issuer to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event, Tender Offer or Material Transaction, (iii) there occurs a public announcement by a Relevant Party of any potential acquisition or disposition by Issuer and/or its subsidiaries where the consideration exceeds 30% of the market capitalization of Issuer as of the date of such announcement (a “Material Transaction”), or (iv) any subsequent public announcement by a Relevant Party of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii) or (iii) of this sentence (including, without limitation, a new announcement relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention); provided that, for the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” “Merger Event” shall have the meaning set forth in Section 12.1(b) of the Equity Definitions; provided that the portion of such definition following the definition of “Reverse Merger” shall be disregarded.

Valid Third Party Entity:	In respect of any transaction or event, any third party that has a bona fide intent and capacity to enter into or consummate such transaction or event (or a subsidiary, affiliate, agent or representative of such a third party), as determined by Calculation Agent, it being understood and agreed that in determining, in a commercially reasonable manner, whether such third party has such a bona fide intent and capacity, the Calculation Agent shall take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares.

Notice of Merger Consideration and Consequences:	Promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the weighted average of the types and amounts of consideration received by holders of Shares upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”, (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (iii) adding the phrase “and/or type of commercially reasonable Hedge Position that would be entered into by a commercially reasonable dealer” after the word “Shares” in clause (X) thereof, (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date assuming the Hedging Party maintains a commercially reasonable hedge position”, (v) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof and (vi) adding the words “provided that, in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied equally by Dealer to all of its similarly situated counterparties and/or similar transactions;” after the semi-colon in the last line thereof.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:

Applicable; provided that

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following at the end of such Section:

“, provided that any such inability that is incurred solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption. For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	Dealer

Determining Party:

For all applicable Extraordinary Events, Dealer; provided that, when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Following any determination or calculation by Determining Party hereunder, upon a written request by Counterparty, Determining Party will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that in no event will Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that is subject to an obligation not to disclose such information.

All calculations and determinations made by Determining Party shall be made in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer; provided that, following the occurrence and during the continuance of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third party dealer in over-the-counter corporate equity derivatives to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information.

All calculations and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

4. Account Details:

Account for payments to Dealer:

[Bank:] [_________]

[SWIFT:] [_________]

[Bank Routing:] [_________]

[Acct Name:] [_________]

[Acct No.:] [_________]

Account for payments to Counterparty: To be advised.

Account for delivery of Shares to PubCo: To be advised.

Account for payments to PubCo: To be advised.

5. Offices:

The Office of Dealer for the Transaction is: [____________]

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty and PubCo:

To Counterparty:

Seagate HDD Cayman

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Attention:            Katherine E. Schuelke

Telephone No.:    353-1234-3136

Email:                  kate.schuelke@seagate.com

To PubCo:

Seagate Technology Holdings public limited company

38/39 Fitzwilliam Square

Dublin 2

Ireland

D02 NX53

Attention:            Katherine E. Schuelke

Telephone No.:    353-1234-3136

Email:                  kate.schuelke@seagate.com

In each case, with a copy to (provided that failure to deliver such a copy shall not affect the validity or effectiveness of notice otherwise given to Counterparty and/or PubCo in accordance with the terms of this Confirmation):

Ropes & Gray LLP

Attention:            Isabel Dische; Tom Fraser; Scott Rolnik

Telephone No:    212-841-0628; 617-951-7063; 212-596-9099

Email:                 Isabel.Dische@ropresgray.com; Thomas.Fraser@ropesgray.com; Scott.Rolnik@ropesgray.com

(b) Address for notices or communications to Dealer:

To:	[____________]

Attention:	[____________]

Telephone:	[____________]

Email:	[____________]

With a copy to:

To:	[____________]

Attention:	[____________]

Telephone:	[____________]

Email:	[____________]

For the avoidance of doubt, any notice or other communication delivered by electronic messaging system, e-mail or facsimile transmission shall be deemed to be “in writing.”

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, each of Counterparty and PubCo represents and warrants (on the date hereof and at any other time(s) specified below) to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date (A) none of it and its officers and directors is aware of any material non-public information regarding Issuer or the Shares, and (B) all reports and other documents filed by it with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) On the Trade Date, (A) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), and (B) it is not engaged in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in Rules 101(b)(10) and 102(b)(7) or Rule 102(c)(1)(i) of Regulation M. It shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(iii) On the Trade Date, neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 of the Exchange Act) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) It is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vii) It is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) On and immediately after each of the Trade Date and the Premium Payment Date, (A) the value of its total assets is greater than the sum of its total liabilities (including contingent liabilities) and its capital, (B) its capital is adequate to conduct its business, and its entry into the Transaction will not impair its capital, (C) it has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) it is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the

“Bankruptcy Code”)), (E) no examiner, receiver, liquidator or administrator (or any equivalent insolvency officer under applicable law) has been appointed to it and no resolution has been passed or proceedings or action taken in respect of any such appointment or the winding up of it and (F) it would be able to purchase the aggregate Number of Shares for the Transaction in compliance with the laws of the jurisdiction of its organization or incorporation.

(ix) To its knowledge, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that no such representation shall be made by it with respect to any rules and regulations applicable to Dealer (including the Financial Industry Regulatory Authority, Inc.) arising from Dealer’s status as a regulated entity under applicable law.

(x) It (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million as of the date hereof.

(xi) Its assets do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(xii) With respect to PubCo, it makes each of the representations set forth in Section 3 of the Agreement, as if PubCo were a party thereto, mutatis mutandis, at each time Counterparty makes (or is deemed to make) such representations.

(b) Each of Dealer, Counterparty and PubCo agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer, Counterparty and PubCo acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, each of Counterparty and PubCo represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer, Counterparty and PubCo agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) As a condition to the effectiveness of the Transaction, each of Counterparty and PubCo shall deliver to Dealer opinions of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(a)(vii) hereof; provided that any such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.

(f) Each of Counterparty and PubCo understands that notwithstanding any other relationship between Counterparty and/or PubCo and Dealer and its affiliates, in connection with the Transaction and any other over-the-counter derivative transactions between Counterparty and/or PubCo and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g) [Each of Dealer, Counterparty and PubCo acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(h) Each of Counterparty and PubCo represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.]9

(i) Dealer represents on the Trade Date that, in respect of any acquisition of Shares which it may undertake from time to time in connection with (including to hedge) the Transaction, it need not rely on (and has sufficient cash resources separate from) the Premium to execute any such acquisition. The foregoing is without prejudice to the fact that payment of the Premium is a fundamental condition to Dealer entering into and performing the Transaction, which fact is acknowledged by Counterparty and PubCo.

(j) PubCo represents and warrants that any acquisition of Shares by PubCo and its entry into and performance of the Transaction (including all related documentation) does not involve and will not involve the giving of financial assistance for the purpose of an acquisition (by subscription, purchase, exchange or otherwise) made or to be made by any person of Shares in PubCo and is not prohibited under Section 82 of the Irish Companies Act 2014.

(k) PubCo represents and warrants in respect of any acquisition of Shares which it may undertake from time to time in connection with the Transaction, that such acquisition shall be structured as a redemption and made in accordance with Article 12 of the constitution of PubCo.

(l) PubCo and Counterparty represent and warrant that the source of funds for Counterparty to pay the Premium is a transfer of funds from certain affiliated operating entities, and such funds are not directly or indirectly from PubCo or any Irish incorporated subsidiary of PubCo.

8. Other Provisions:

(a) Right to Extend. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Options for each such Component or postpone the Expiration Date of any Component if Dealer determines, in good faith and a commercially reasonable manner, that such further division or postponement would be necessary or advisable to preserve a commercially reasonable dealer’s hedging or hedge unwind activity with respect to the Transaction in light of existing liquidity conditions or to enable such a dealer to purchase or sell Shares or enter into swap or other derivatives transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity with respect to the Transaction in a manner that would, if such dealer were PubCo or an affiliated purchaser of PubCo, be compliant and consistent with applicable legal, regulatory or self-regulatory requirements generally applicable to transactions similar to the Transaction, or with related policies and procedures adopted by Dealer in good faith so long as such policies and procedures are generally applicable in similar situations and applied in a non-discriminatory manner; provided that in no event shall any Expiration Date for any Component be postponed to a date later than the Final Termination Date.

[9]	Include for broker-dealers.

(b) Additional Termination Event. Promptly (but in any event within ten Scheduled Trading Days) following any repurchase, redemption, exchange pursuant to the Indenture (as defined below) (which exchange occurs prior to March 1, 2028) or other exchange of any of Counterparty’s [__]% Exchangeable Senior Notes due 2028 (the “Exchangeable Notes”) issued pursuant to Counterparty’s indenture (the “Indenture”) [to be]10 dated [__], 2023 among Counterparty, PubCo, Seagate Technology Unlimited Company and Computershare Trust Company, National Association, as trustee, Counterparty may notify Dealer in writing of (i) such repurchase, redemption or exchange, (ii) the number of Exchangeable Notes so repurchased, redeemed or exchanged and (iii) the number of Shares underlying each USD 1,000 principal amount of Exchangeable Notes (excluding, for the avoidance of doubt, any Shares by which the “exchange rate” for such Exchangeable Notes may be increased as a result of a “make-whole fundamental change” or a notice of redemption) (any such notice, a “Repurchase Notification” and any such event, a “Repurchase Event”)[; provided that any “Repurchase Notification” delivered to Dealer pursuant to the Base Capped Call Transaction Confirmation letter agreement dated [__], 2023 among Dealer, Counterparty and PubCo (the “Base Call Option Confirmation”) shall be deemed to be a Repurchase Notification pursuant to this Confirmation and the terms of such Repurchase Notification shall apply, mutatis mutandis, to this Confirmation]11. Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Repurchase Notification, within the applicable time period set forth in the preceding sentence, and (y) a written representation and warranty by PubCo that, as of the date of such Repurchase Notification, PubCo is not in possession of any material non-public information regarding Issuer or the Shares, shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Repurchase Notification and the related written representation and warranty, Dealer shall promptly designate an Exchange Business Day following receipt of such Repurchase Notification as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) [(x)] [__]12% of the aggregate number of Shares underlying the number of Exchangeable Notes specified in such Repurchase Notification, divided by the Option Entitlement[, minus (y) the number of “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Exchangeable Notes (and for the purposes of determining whether any Options under this Confirmation or under, and as defined in, the Base Call Option Confirmation will be among the Repurchase Options hereunder or under, and as defined in, the Base Call Option Confirmation, the number of Exchangeable Notes specified in such Repurchase Notification shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)]13 and (B) the aggregate Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the aggregate Number of Options shall be reduced by the number of Repurchase Options on a pro rata basis across all Components, as determined by the Calculation Agent in good faith and in a commercially reasonable manner. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and an aggregate Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.

(c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (i) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (ii) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except, in the case of either (i) or (ii) above, as a result of (A) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (B) a Merger Event or Tender Offer that is within Counterparty’s or PubCo’s control, or (C) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s or PubCo’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) and 6(e) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below) unless (i) PubCo gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (ii) as of the date of such election, PubCo represents that is not in possession of any material non-public information regarding Issuer or the Shares, and that such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (iii) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and 6(e) of the Agreement, as the case may be, shall apply.

[10]	Include if the Indenture is not completed at the time of the Confirmation.
[11]	Include in Additional Call Option Confirmation only.
[12]	Include Dealer’s percentage allocation of the overall capped call transaction.
[13]	Include in Additional Call Option Confirmation only.

Share Termination Alternative:	If applicable, Dealer shall deliver to PubCo the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by PubCo free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent in good faith and in a commercially reasonable manner, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall, in good faith and in a commercially reasonable manner, adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider a variety of factors, including the market price of the Share Termination Delivery Units and/or the purchase price paid in connection with the commercially reasonable purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(d) Disposition of Hedge Shares. PubCo hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, PubCo shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering of a similar size; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) of this paragraph shall apply or (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance satisfactory to Dealer (such determination to be made by Dealer in a reasonable manner) (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any customary liquidity discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); provided that no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any private placements.

(e) Acquisition Notices. Counterparty shall, no later than one Scheduled Valid Day following any day on which PubCo effects any acquisition of Shares, give Dealer written notice of such acquisition (an “Acquisition Notice”) on such day if, following such acquisition, the number of outstanding Shares as determined on such day is (i) less than [__]14 million (in the case of the first such notice) or (ii) thereafter more than [__]15 million less than the number of Shares included in the immediately preceding Acquisition Notice; provided that, if such acquisition would constitute material non-public information with respect to Issuer or the Shares, PubCo shall make public disclosure thereof at or prior to delivery of such Acquisition Notice. In the event that Counterparty fails to provide Dealer with an Acquisition Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all commercially reasonable losses (including direct losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, in each case relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty shall reimburse any Indemnified Party for all commercially reasonable expenses (including commercially reasonable outside counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty, in each case relating to or arising out of such failure. Counterparty shall be relieved from liability under this Section 8(e) to the extent that the Indemnified Party fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder (it being understood that any such notice delivered within 30 calendar days of the commencement of any such action shall be deemed to have been delivered promptly for such purpose), if and to the extent that Counterparty is materially prejudiced by such delayed notification. This indemnity shall survive the completion of the Transaction

[14]

Insert the number of Shares outstanding that would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares under pre-existing call option transactions with Counterparty) to increase by 0.5%. To be determined by reference to Dealer with the most underlying Shares, taking into account the Transaction and any pre-existing call option transactions with Counterparty.

[15]

Insert the number of Shares that, if repurchased, would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares under pre-existing call option transactions with Counterparty) to increase by a further 0.5% from the threshold for the first Acquisition Notice. To be determined by reference to Dealer with the most underlying Shares, taking into account the Transaction and any pre-existing call option transactions with Counterparty.

contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer. Counterparty will not be liable under this indemnity provision to the extent any loss, claim, damage, liability or expense is conclusively found in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from Dealer’s gross negligence or willful misconduct.

(f) Transfer and Assignment. Any party to this Confirmation may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party or parties, as the case may be, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign its rights and obligations hereunder, in whole or in part, to (A) without Counterparty’s or PubCo’s consent, any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations would be guaranteed by Dealer [or Dealer Parent] or (B) with Counterparty’s and PubCo’s consent (such consent not to be unreasonably withheld or delayed) any person (including any affiliate of Dealer not satisfying clause (A)) or any person whose obligations would be guaranteed by a person (a “Designated Transferee”), in either case under this clause (B), with a rating for its long-term, unsecured and unsubordinated indebtedness at least equivalent to Dealer’s (or its guarantor’s) at the time of such transfer or assignment; provided, however, that, in the case of this clause (B), in no event shall the credit rating of the Designated Transferee or of its guarantor (whichever is higher) be lower than A3 from Moody’s Investor Service, Inc. or its successor or A- from Standard and Poor’s Rating Group, Inc. or its successor at the time of such transfer or assignment; provided further that no transfer or assignment pursuant to this Section 8(f) shall result in any entitlement of Counterparty or of any other subsidiary of PubCo to directly acquire or receive Shares under this Confirmation, to participate in any Net Share Settlement, or to acquire a Combination Settlement Share Amount, all of which shall be exclusive entitlements of PubCo; provided further that after any such transfer or assignment, (i) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment, (ii) the transferee will agree with Counterparty and PubCo that, after any such transfer, Counterparty and PubCo, as applicable, will not, as a result of such transfer or assignment, receive from such transferee or assignee on any payment date or delivery date an amount or number of Shares, as applicable, less than it would have been entitled to receive (after taking into account amounts paid or delivered under Section 2(d)(i)(4) of the Agreement and any applicable withholding) in the absence of such transfer or assignment, and (iii) Dealer shall cause the transferee or assignee, prior to such transfer or assignment, to provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (or successor form), as applicable, and make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty and/or PubCo to permit Counterparty and/or PubCo, as applicable, to determine the applicability of clauses (i) and (ii) of this proviso. At any time at which (1) the Equity Percentage exceeds 8.0%, (2) the Option Equity Percentage exceeds 14.5% or (3) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any applicable “business combinations statute” or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Issuer applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received, or could result in an adverse effect on a Dealer Person, under any Applicable Restrictions minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1), (2) or (3), an “Excess Ownership Position”), if Dealer, in its commercially reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Valid Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.

In the case of a transfer or assignment by Counterparty or PubCo, as the case may be, of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A) (1) with respect to any Transfer Options by Counterparty, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) of this Confirmation or any obligations under Section 2 (regarding Extraordinary Events) of this Confirmation and (2) with respect to any Transfer Options by PubCo, PubCo shall not be released from its obligations under Section 8(d) of this Confirmation;

(B) any Transfer Options shall only be transferred or assigned to a person who is a tax resident in Ireland (in the case of a transfer by PubCo) or the Cayman Islands (in the case of a transfer by Counterparty), and the transferee or assignee shall provide Dealer with a complete and accurate U.S. Internal Revenue Service Form W-8 prior to such transfer or assignment;

(C) such transfer or assignment shall be effected on terms, including any commercially reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the commercially reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of customary legal opinions with respect to securities laws and other matters by such third party and Counterparty or PubCo, as the case may be, as are commercially reasonably requested and commercially reasonably satisfactory to Dealer;

(D) Dealer will not, as a result of such transfer or assignment, be required to (1) in the case of a transfer or assignment by Counterparty, pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that Dealer would have been required to pay to Counterparty in the absence of such transfer or assignment or (2) in the case of a transfer or assignment by PubCo, deliver to the transferee or assignee on any delivery date a number of Shares under Section 2(d)(i)(4) of the Agreement greater than the number of Shares that Dealer would have been required to deliver to PubCo in the absence of such transfer or assignment;

(E) Dealer shall not, as a result of such transfer or assignment, receive from the transferee or assignee any amount less than it would have been entitled to receive (after taking into account amounts paid or delivered under Section 2(d)(i)(4) of the Agreement and any applicable withholding) in the absence of such transfer or assignment;

(F) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment;

(G) without limiting the generality of clause (B), Counterparty or PubCo, as the case may be, shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D), (E) and (F) will not occur upon or after such transfer or assignment; and

(H) Counterparty or PubCo, as the case may be, shall be responsible for all commercially reasonable costs and expenses, including commercially reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty or PubCo, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty or PubCo, as applicable, to the extent of any such performance.

(g) Staggered Settlement. If Dealer determines in good faith and in its reasonable discretion that the number of Shares required to be delivered to PubCo hereunder on any Settlement Date would result in an Excess Ownership Position, then Dealer may, by notice to PubCo prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares due to be delivered on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to PubCo the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver hereunder on the Settlement Date among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to PubCo hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; provided that in no event shall any Staggered Settlement Date be a date later than the Final Termination Date.

(h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and PubCo and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty and/or PubCo relating to such tax treatment and tax structure.

(i) No Netting and Set-off. The provisions of Section 2(c) and 6(f) of the Agreement shall not apply to the Transaction. Each of Dealer, Counterparty and PubCo waives any and all rights it may have to set-off delivery or payment obligations it owes to any other party under the Transaction against any delivery or payment obligations owed to it by any other party, whether arising under the Agreement, under any other agreement between any of Dealer, Counterparty and PubCo, by operation of law or otherwise.

(j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s or PubCo’s bankruptcy, as applicable. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s or PubCo’s bankruptcy, as applicable, to any claim arising as a result of a breach by Counterparty or PubCo, as applicable, of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty and PubCo under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty or PubCo herein under or pursuant to any other agreement.

(k) Early Unwind. In the event the sale of the [“Firm Securities”]16 [“Additional Securities”]17 (as defined in the Purchase Agreement (the “Purchase Agreement”) dated as of [__], 2023 among Morgan Stanley & Co. LLC and BofA Securities, Inc., as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), Counterparty, PubCo and Seagate Technology Unlimited Company) is not consummated with the Initial Purchasers for any reason by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the

[16]	Insert for Base Call Option Confirmation.
[17]	Insert for Additional Call Option Confirmation.

respective rights and obligations of Dealer, Counterparty and PubCo under the Transaction shall be cancelled and terminated and (ii) each party to this Confirmation shall be released and discharged by each other party to this Confirmation from, and agrees not to make any claim against each other party to this Confirmation with respect to, any obligations or liabilities of each other party to this Confirmation arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer, Counterparty and PubCo represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties to this Confirmation hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair any party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(m) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) solely for purposes of applying the Equity Definitions and for purposes of this Confirmation, any reference in the Equity Definitions to a Strike Price shall be deemed to be a reference to either of the Strike Price or the Cap Price, or both, as appropriate;

(ii) for the purpose of any adjustment under Section 11.2(c) of the Equity Definitions, the first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: “If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, determined in a commercially reasonable manner, to any one or more of:”, and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(provided that solely in the case of Sections 11.2(e)(i), (ii)(A) and (iv), no adjustments will be made to account for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (v), (vi) and (vii), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “in the determination of the Calculation Agent, a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing these words with “in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the theoretical value of the Shares or options on such Shares”;

(iv) Section 11.2(e)(vii) of the Equity Definitions is hereby amended and restated as follows: “any other corporate event involving the Issuer that in the commercially reasonable judgment of the Calculation Agent has a material economic effect on the theoretical value of the Shares or options on the Shares; provided that such corporate event involving the Issuer is not based on (a) an observable market, other than the market for Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations.”;

(v) Section 12.9(b)(i) of the Equity Definitions is hereby amended by replacing “either party may elect” with “(x) Dealer may elect or, (y) solely with respect to a “Change in Law”, if Counterparty represents to Dealer in writing at the time of such election that (i) it is not aware of any material nonpublic information with respect to Issuer or the Shares and (ii) it is not making such election as part of a plan or scheme to evade compliance with the U.S. federal securities laws, Counterparty may elect”; and

(vi) “Extraordinary Dividend” means any cash dividend on the Shares other than a regular, quarterly cash dividend in an amount equal to USD 0.70 per Share.

(n) Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(o) Adjustments. For the avoidance of doubt, whenever the Calculation Agent or Determining Party is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent or Determining Party shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(p) Delivery or Receipt of Cash. For the avoidance of doubt, other than payment of the Premium by Counterparty, nothing in this Confirmation shall be interpreted as requiring Counterparty to cash settle the Transaction, except in circumstances where cash settlement is within Counterparty’s or PubCo’s control (including, without limitation, where Counterparty elects to deliver or receive cash) or in those circumstances in which holders of Shares would also receive cash.

(q) Waiver of Jury Trial. EACH OF DEALER, COUNTERPARTY AND PUBCO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(r) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty, PubCo and Dealer.

(s) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(t) Delivery of Shares. For so long as Shares are cleared through The Depository Trust Company (“DTC”), any Shares to be delivered by Dealer hereunder shall be delivered only through a transfer of book-entry interest effected through records maintained by DTC or its nominee.

(u) Tax Matters.18 For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-8-BEN-E (or successor thereto), PubCo agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-8-BEN-E (or successor thereto) and Dealer agrees to deliver to Counterparty and PubCo, as applicable, a U.S. Internal Revenue Service Form W-8 or Form W-9 (or successor thereto). Such forms or documents shall be delivered upon (i) execution of this Confirmation, (ii) Counterparty, PubCo or Dealer, as applicable, learning that any such tax form previously provided by it has become obsolete or incorrect, and (iii) reasonable request of another party to this Confirmation.

[18]	Tax provisions subject to Dealer tax review.

(v) Payee Tax Representations.

(i) For the purpose of Section 3(f) of the Agreement, Counterparty makes the representations below:

Counterparty is an exempted company incorporated with limited liability under the laws of the Cayman Islands and is an entity that is disregarded from PubCo for U.S. federal income tax purposes.

Counterparty is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations and no portion of any payment received or to be received by it under such Transaction will be effectively connected with its conduct of a trade or business in the United States and/or will be attributable to a permanent establishment in the United States.

(ii) For the purpose of Section 3(f) of the Agreement, PubCo makes the representations below:

PubCo is a public limited company incorporated under the laws of Ireland.

Counterparty is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations and no portion of any payment received or to be received by it under such Transaction will be effectively connected with its conduct of a trade or business in the United States and/or will be attributable to a permanent establishment in the United States.

(iii) For the purpose of Section 3(f) of the Agreement, Dealer makes the representations below:

Dealer is a [_____]19

(w) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(x) Stamp Taxes. PubCo shall pay and, within three Exchange Business Days of demand, indemnify Dealer against any cost, loss or liability that Dealer incurs in relation to all stamp duty, registration and other similar Taxes in Ireland normally payable upon the issuance or transfer of Shares within the state and/or local government’s jurisdiction in respect of this Confirmation and the Transaction.

(y) Incorporation of ISDA 2015 Section 871(m) Protocol Provisions. To the extent that any party to the Agreement with respect to this Transaction (including, for this purpose, PubCo) is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.

(z) PubCo agrees that it will be bound by Sections 4(a) and 4(d) of the Agreement as if PubCo were a party thereto, mutatis mutandis. Additionally, PubCo shall be a party for purposes of Section 5(b)(iv) of the Agreement (Tax Event Upon Merger) insofar as such section refers to a consolidation, merger or other specified event undertaken by a party.

[19]	Include appropriate tax representation for Dealer.

(aa) Agreements and Acknowledgements Regarding Hedging. Each of Counterparty and PubCo understands, acknowledges and agrees that: (A) at any time on or prior to the final Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of the Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty and/or PubCo.

(bb) [U.S. Resolution Stay Protocol. [_____]]20

(cc) CARES Act. Counterparty and PubCo each represents and warrants that it and any of its subsidiaries has not applied, and shall not, until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that it comply with any requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of it, and that it has not, as of the date specified in the condition, made a capital distribution or will not make a capital distribution, or (ii) where the terms of the Transaction would cause it to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided that it or any of its subsidiaries may apply for Restricted Financial Assistance if it either (a) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause it or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects). Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law, including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

(dd) Process Agents.

(i) Counterparty has appointed Seagate Technologies (US) Holdings, Inc. as its process agent in the United States with the mailing address of 47488 Kato Road, Fremont, California 94538. Counterparty agrees that service of process upon such agent shall be deemed in every respect effective service of process upon Counterparty in any such suit, action or proceeding. If for any reason such agent shall cease to be such agent for service of process, Counterparty shall forthwith appoint a new agent of recognized standing and reasonably acceptable to Dealer for service of process and deliver to Dealer a copy of the new agent’s acceptance of that appointment within 30 days. Nothing herein shall affect the right of Dealer to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Counterparty in any other court of competent jurisdiction. The appointment and maintenance of such process agent with respect to Counterparty shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

[20]	Insert preferred form of US QFC Stay Rule language for each Dealer.

(ii) PubCo has appointed Seagate Technologies (US) Holdings, Inc. as its process agent in the United States with the mailing address of 47488 Kato Road, Fremont, California 94538. PubCo agrees that service of process upon such agent shall be deemed in every respect effective service of process upon PubCo in any such suit, action or proceeding. If for any reason such agent shall cease to be such agent for service of process, PubCo shall forthwith appoint a new agent of recognized standing and reasonably acceptable to Dealer for service of process and deliver to Dealer a copy of the new agent’s acceptance of that appointment within 30 days. Nothing herein shall affect the right of Dealer to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against PubCo in any other court of competent jurisdiction. The appointment and maintenance of such process agent with respect to PubCo shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(ee) [Matters Relating to Agent.] [Insert Dealer agency or communications with employees provisions, if applicable.] [Any performance by Counterparty or PubCo of its obligations (including notice obligations) through or by means of the Agent’s agency for Dealer shall constitute good performance of Counterparty’s obligations hereunder to Dealer.]21

(ff) [Dealer Boilerplate.] [Insert additional Dealer boilerplate, if applicable.]

[Signature pages follow.]

[21]	Include if agency provisions are applicable for Dealer.

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Yours faithfully,

[DEALER]

By:
Name:
Title:

[By:
Name:
Title:]

[Signature Page to [Base][Additional] Capped Call Confirmation]

Agreed and Accepted By:

SEAGATE HDD CAYMAN,

as Counterparty

SIGNED AND DELIVERED AS A DEED for and on behalf of Seagate HDD Cayman

By
Name:
Title:

[Signature Page to [Base][Additional] Capped Call Confirmation]

Agreed and Accepted By:

SIGNED AND DELIVERED for and on behalf of and as the deed of
SEAGATE TECHNOLOGY HOLDINGS PUBLIC LIMITED COMPANY by its lawfully appointed attorney__________

in the presence of:

Signature of witness

Name of witness

Address of witness

Occupation of witness

Signature of attorney

Print name of attorney

[Signature Page to [Base][Additional] Capped Call Confirmation]

Annex A

For each Component of the Transaction, the Number of Options and Expiration Date is set forth below.

Component Number	Number of Options	Expiration Date
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40

Annex A - 1

[Schedule 1

[Insert guarantee with respect to Dealer, if applicable.]]22

[22]	Remove if inapplicable for Dealer.

Schedule 1 - 1